Exhibit 10.1
August 7, 2023

Via Email

Tina Nova, PhD

    Re: Advisory Services to Veracyte, Inc.

Dear Tina:

    This letter agreement (this “Agreement”) is to confirm our understanding with respect to your service to Veracyte, Inc. (the “Company”) as an advisor of the Company. The Company looks forward to a continued mutually beneficial association with you on the following terms, which are hereby made effective as of September 4, 2023, the date on which you will no longer provide services as General Manager, Urology to the Company and the first date on which you begin providing advisory services to the Company (the “Effective Date”):

1.    Advisory Services. From time to time, I, or other members of the Company’s management of the Company, may contact you to consult with you regarding the Company’s business. You agree to be available, for up to forty (40) hours per month, for consultations by telephone, videoconference, email or, subject to mutual convenience, in person, to advise on matters related to the Company’s business, strategy, competitive dynamics and industry technology developments (the “Advisory Services”). You will provide the Advisory Services from September 4, 2023 through September 4, 2024, unless terminated earlier by either you or the Company as provided below in Section 10. You and the Company, including the Board of Directors or the Compensation Committee of the Board of Directors, agree to evaluate the working relationship on a periodic basis, with at least a formal review on or around March 4, 2024 (six months from the Effective Date of this Agreement).
2.    Compensation.
a.    The Company agrees to pay you $10,000 per month for your Advisory Services hereunder.
b.    Equity Awards.
i.    Your stock options to acquire shares of the Company’s common stock (the “Options”), time-based restricted stock units to acquire shares of the Company’s common stock (the “RSUs”) and performance-based restricted stock units to acquires shares of the Company’s common stock granted in 2022 (the “2022 PSUs” and together with the Options and RSUs, the “Equity Awards”) that are outstanding as of the Effective Date (as set forth in the attached Exhibit 1) will continue to vest (or remain eligible to be achieved and vest, with respect to the 2022 PSUs), pursuant to the terms and conditions of the respective award agreements and the Company’s 2013 Stock Incentive Plan (the “2013 Plan”) or any other applicable Company equity incentive plan, subject to your continued Service (as defined in the 2013 Plan). For the avoidance of doubt, your Advisory Services shall be deemed to constitute “Service” under all of your Equity Awards pursuant to the terms and conditions of the applicable award agreements. The number of shares subject to your Equity Awards and the number of shares eligible to vest have been communicated to you.
ii.    As of the final day of your Advisory Services, any portion of your Equity Awards that have not then vested by their terms shall automatically terminate and be forfeited.
iii.    You will not be entitled to receive any additional equity awards from the Company.
3.    Reimbursement of Expenses. The Company will reimburse you for reasonable out-of-pocket expenses that you incur in connection with your Advisory Services under this Agreement,

including conference, travel, and lodging expenses, provided that the Chief Executive Officer of the Company approves any such expenses in advance.
4.    Independent Contractor. Your relationship with the Company will be that of an independent contractor, and you will not be an agent, employee or representative of the Company. You understand that you will have no authority to enter into contracts or create obligations on behalf of the Company. Accordingly, you acknowledge that you will not be eligible for any employee benefits, and that the Company will not make any tax withholdings on your behalf. In the event you receive compensation from the Company in connection with your Advisory Services under this Agreement, you agree that you are obligated to report any such compensation as income, and you agree to pay all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency. You agree to indemnify and hold the Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on the Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any compensation received by you pursuant to this Agreement.
5.    Property of the Company. For purposes of this Agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the Advisory Services you provide to the Company pursuant to this Agreement. You hereby irrevocably transfer and assign to the Company any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to the Company all Designs and Materials; (b) to cooperate with and assist the Company to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in the Company’s name as the Company deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below.
6.    Confidential Information. You acknowledge and agree that you continue to be bound by the At-Will Employment, Confidential Information and Invention Assignment and Arbitration Agreement previously entered into by and between you and the Company (the “Confidentiality Agreement”). You recognize that, in the course of performing the Advisory Services under this Agreement, you will acquire information and materials from the Company and knowledge about information of a confidential or secret nature concerning the Company, including without limitation, knowledge about the Company’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of the Company (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that the Company regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this Agreement, and not to allow any unauthorized person access to it. You agree to return to the Company promptly upon request, and in any event after termination or expiration of this Agreement, any and all records, paper, media or other embodiment containing any Confidential Information. Nothing in this Section 6 or otherwise in this Agreement shall limit or restrict in any way your immunity from liability for disclosing Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, the pertinent provisions of which are attached hereto as Exhibit 2.
7.    Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform the Company promptly and in writing if any such conflict arises. You agree that you will not disclose to the Company any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization. During the period you are providing Advisory Services pursuant to this Agreement, you agree that you will at all times devote your best efforts to the interests of the Company, and will not, without my prior written consent, engage in, or encourage or assist others to engage in, any other service, employment or activity, including board memberships, that (a) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest, (b) would directly compete with, or involve preparation to compete with, the current or future business of the Company, or (c) would otherwise conflict with the Company’s interests or could cause a disruption of its operation or prospects. Furthermore, prior to engaging in a potentially conflicting activity pursuant to the foregoing, you agree to provide me with a written request for its approval, to which I shall promptly reply.
8.    Company Policies; Code of Conduct. You hereby acknowledge and agree to comply with all applicable Company policies, including, but not limited to, the Company’s Code of Business Conduct and Ethics as applicable to you during the period you provide the Advisory Services to the Company, including, without limitation, with respect to conflicts of interest.
9.    Non-Solicitation. During the term in which you provide Advisory Services to the Company pursuant to this Agreement and for a one-year period following the termination of this Agreement, you will not directly or indirectly solicit away any employees or consultants of the Company for your benefit or for the benefit of any other person or entity.
10.    Termination. This Agreement will commence on the Effective Date and continue until September 4, 2024, at which time it will automatically expire, unless terminated earlier in accordance with the terms of this Agreement. Either party may terminate this Agreement and your Advisory Services for any reason upon ten (10) days written notice. The provisions of Sections 4, 5, 6, 9, 10, 11 and 12 of this Agreement will survive any expiration or termination of this Agreement.
11.    Entire Agreement. This Agreement (together with the applicable Equity Award Agreements, the Notice of Extension of Exercise Period for Certain Options dated January 25, 2022 (the “Extended PTEP Notice”) and the Confidentiality Agreement) constitutes the complete and exclusive understanding and agreement between you and the Company and supersedes all prior understanding and agreements, whether written or oral, with respect to the subject matter hereof. You and the Company acknowledge and agree that the Change of Control and Severance Agreement between you and the Company dated February 2, 2021, terminated in its entirety on February 2, 2022, and has no force or effect, and your Change of Control and Severance Agreement between you and the Company dated April 6, 2022 expires as of the Transition Date and will have no further force or effect.
12.    Interpretation. The terms contained in this Agreement are subject to interpretation under the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws, and can be amended only in writing and by joint agreement of both you and the Company. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the Agreement. This Agreement may be executed in two or more counterparts, including by electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.
[Signature Page to Letter Agreement for Advisory Services Follows]

If the foregoing represents your understanding of your role as an advisor to the Company, please sign below and return the executed Agreement to me.

                        Very truly yours,

VERACYTE, INC.

By:     /s/ Marc Stapley
Marc Stapley
Chief Executive Officer
AGREED AND CONSENTED TO:

    /s/ Tina Nova
    Tina Nova, PhD